EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the significant subsidiaries of Acacia Research Corporation:

Jurisdiction of
 Incorporation

CombiMatrix Corporation                                                                                                                      Delaware

Acacia Global Acquisition Corporation                                                                                              Delaware